Exhibit 3.37

ARTICLES OF INCORPORATION

of

MANITOWOC EQUIPMENT WORKS, INC.

I, the undersigned, for the purpose of forming a corporation under the General Corporation Law of the State of Nevada, do hereby certify:

ARTICLE I.

Name

The name of the corporation is Manitowoc Equipment Works, Inc.

ARTICLE II.

Registered Office: Resident Agent

The corporation’s registered office in the State of Nevada is One East First Street, Reno, Nevada 89501. The name of the corporation’s resident agent at such address is The Corporation Trust Company of Nevada.

ARTICLE III.

Capital Stock

The aggregate number of shares which the corporation shall have authority to issue is 25,000, of a single class designated as “Common Stock”, having a par value of $0.01 per share.

ARTICLE IV.

Governing Body

The governing body of the corporation shall consist of directors, the number of which may be fixed from time to time by the By-laws of the Corporation. The initial Board of Directors shall consist of three (3) members, whose names and addresses are as follows:

Name	Address

Fred M . Butler	700 East Magnolia Avenue
Suite B
Manitowoc, WI 54221

Robert R. Friedl	700 East Magnolia Avenue
Suite B
Manitowoc, WI 54221

E. Dean Flynn	700 East Magnolia Avenue
Suite B
Manitowoc, WI 54221

ARTICLE V.

Incorporator

The name and address of the sole incorporator executing these Articles of Incorporation are as follows:

Name	Address

Thomas A . Simonis	c/o Quarles & Brady
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

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